EXHIBIT 14.1
CODE OF ETHICS
FOR
VERTEX ENERGY, INC.

This Code of Ethics (the “Code”) is adopted by Vertex Energy, Inc. (the “Company”) for purposes of Section 406 of the Sarbanes-Oxley Act of 2002.

1.            APPLICABILITY OF THE CODE

The Code applies to the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and such other finance, accounting, tax or internal audit personnel as the Chief Executive Officer or Chief Financial Officer may from time to time designate (the “Covered Persons”) for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.           HONEST AND ETHICAL CONDUCT

The personal interest of a Covered Person should not be placed improperly before the interests of the Company.  A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or the Covered Person’s service to, the Company.  For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person’s family, receives improper personal benefits as a result of the Covered Person’s position with the Company.

In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

Each Covered Person must:

•	Not use his or her personal influence or personal relationships for his or her own personal benefit to the detriment of the Company;

•	Not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than the benefit of the Company; and

•	Report at least annually his or her affiliations or other relationships that could potentially present a conflict of interest with the Company.

3.            FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company.  Each Covered Person may, to the extent appropriate within the Covered Person’s area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Person, consult with other officers and employees of the Company with the goal of promoting such disclosure.

In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company’s outside auditors.

Each Covered Person must:

•	Become familiar with the disclosure requirements generally applicable to the Company; and

•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside of the Company, including to the Company’s auditors, and to governmental regulators and self-regulatory organizations.

4.	COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

Each of the Covered Persons will promptly provide the Company’s general counsel or the Company’s Board of Directors with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company.

5.           REPORTING VIOLATIONS OF THE CODE

Each Covered Person will promptly report any violation of this Code to the Company’s general counsel or to the Company’s Board of Directors.  Failure to do so is itself a violation of the Code.

6.           ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The Company’s Board of Directors will assess compliance with this Code and take immediate and appropriate action on any violations of this Code.  If the Board of Directors delegates the duty to assess compliance with this Code to a committee of the Board of Directors, such committee will report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the Board of Directors appropriate action.  A violation of this Code may result in disciplinary action including termination of employment.

Each Covered Person must:

•	Affirm in writing to the Board of Directors that the Covered Person has received, read and understands the Code;

•	Annually thereafter affirm to the Board of Directors that the Covered Person has complied with the requirements of the Code; and

•	Not retaliate against any other Covered Person or any employee of the Company or its affiliated persons for reports of potential violations of the Code that are made in good faith.

7.           CONFIDENTIALITY

Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings.  As described herein, “confidential information” includes, but is not limited to, non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed, or information material to a decision to invest in the Company’s stock that has not been publicly disclosed.  Whenever feasible, employees, officers and directors should consult with the Company if they believe they have a legal obligation to disclose confidential information.

8.           FAIR DEALING

All Covered Persons should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  Stealing proprietary information, misusing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

9.           PROTECTION AND PROPER USE OF COMPANY ASSETS

              All Covered Persons should protect the Company's assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company's profitability.  All Company assets should be used for legitimate business purposes.

10.        REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

             Any Covered Person who believes that a violation of this Code or any other illegal or unethical conduct by any employee, officer or director has occurred or may occur should promptly report such conduct to a supervisor, the Board of Directors, or the Chief Executive Officer of the Company.  Such reports may be made confidentially or anonymously. Confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

12.        NO RETALIATION

             The Company will not permit retaliation of any kind by or on behalf of the Company or any of its employees, officers or directors against anyone who makes a good faith report or complaint that a violation of this Code or other illegal or unethical conduct has occurred.

12.         ENFORCEMENT

            Any violators of this Code will be subject to disciplinary action determined by the Board of Directors.  The Company intends such disciplinary action to reflect the Company’s belief that all employees, officers and directors should be held accountable to the standards of conduct set forth herein.  Accordingly, such disciplinary action may include, without limitation, censure by the Board, demotion, re-assignment, suspension or termination, depending on the nature and the severity of the violation.

13.         PUBLIC COMPANY REPORTING

             As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely.  Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company's public reports are complete, fair and understandable.  The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

14.         WAIVER AND AMENDMENT OF THE CODE

The Company’s Board of Directors will have the authority to approve a waiver from any provision of this Code.  The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law.  A waiver means the approval of a material departure from a provision of this Code.  The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACKNOWLEDGMENT

I have received a copy of the Code of Ethics (the “Code”) of Vertex Energy, Inc. (the “Company”).  I have read and understand the Code.  I will comply with the policies and procedures set forth in the Code.  I understand and agree that my failure to comply in all respects with the Code including a failure on my part to promptly report any violation of the Code to the Company’s general counsel or to the Company’s Board of Directors is a legitimate basis for termination for cause of my employment with the Company and any of its subsidiaries to which my employment now relates or may in the future relate.

Listed below are my affiliations or other relationships that could potentially present a conflict of interest with the Company:

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Date:	Signed:______________________________

Name:_______________________________
(Please Print)

Please return to:

Name:____________________________

Vertex Energy, Inc.
1331 Gemini Street, Suite 103
Houston, Texas 77058